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                                                                 EXHIBIT 99(d)


                            ANADARKO FINANCE COMPANY

                             IS OFFERING TO EXCHANGE
                                       ITS
                    6 3/4% SERIES B SENIOR NOTES DUE 2011 AND
                     7 1/2% SERIES B SENIOR NOTES DUE 2031,
                 PURSUANT TO ITS PROSPECTUS, DATED      , 2001,
                         FOR ALL ISSUED AND OUTSTANDING
                    6 3/4% SERIES A SENIOR NOTES DUE 2011 AND
               7 1/2% SERIES A SENIOR NOTES DUE 2031, RESPECTIVELY


To:    Brokers, Dealers, Commercial Banks,
       Trust Companies and Other Nominees:

         Anadarko Finance Company, an unlimited liability company organized under the laws of the province of Nova Scotia, Canada ("Anadarko Finance"), is offering, subject to the terms and conditions set forth in its prospectus, dated
     , 2001 (the "Prospectus"), relating to the offer (the "Exchange Offer") of Anadarko Finance to exchange (i) an aggregate principal amount of up to $950,000,000 of its 6 3/4% Series B Senior Notes due 2011 (the "10-Year New Notes"), the issuance of which has been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 6 3/4% Series A Senior Notes due 2011 (the "10-Year Old Notes") and (ii) an aggregate principal amount of up to $900,000,000 of its 7 1/2% Series B Senior Notes due 2031 (the "30-Year New Notes" and, together with the 10-Year New Notes, the "New Notes"), the issuance of which has been registered under the Securities Act, for a like principal amount of its issued and outstanding 7 1/2% Series A Senior Notes due 2031 (the "30-Year Old Notes" and, together with the 10-Year Old Notes, the "Old Notes"). The Old Notes were issued in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The Exchange Offer is being extended to all holders of the Old Notes in order to satisfy certain obligations of Anadarko Finance contained in the Registration Rights Agreement, dated as of April 26, 2001, by and among Anadarko Finance, Anadarko Petroleum Corporation ("Anadarko") and Credit Suisse First Boston Corporation ("CSFB"), and the Registration Rights Agreement, dated as of May 23, 2001, by and among Anadarko Finance, Anadarko and CSFB. The 10-Year New Notes are substantially identical to the 10-Year Old Notes and the 30-Year New Notes are substantially identical to the 30-Year Old Notes, except that the transfer restrictions and registration rights applicable to the Old Notes do not apply to the New Notes.

         Please contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

         1. A Prospectus dated                , 2001;

         2. A Letter of Transmittal for your use and for the information of your clients;

         3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if: (a) certificates for the Old Notes are not immediately available, (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

         4. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Exchange Offer.




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         YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME ON             , 2001, UNLESS THE EXCHANGE OFFER IS
EXTENDED (AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE
EXPIRATION DATE.

         Unless a holder of Old Notes complies with the procedures described in the Prospectus under the caption "Guaranteed Delivery Procedures," the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

         o tender the Old Notes by sending the certificates for the Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to The Bank of New York, as Exchange Agent, at one of the addresses listed in the Prospectus under the caption "Exchange Agent"; or

         o tender the Old Notes by using the book-entry procedures described in the Prospectus under the caption "Book Entry Transfer" and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message instead of the Letter of Transmittal, to the Exchange Agent.

         In order for a book-entry transfer to constitute a valid tender of Old Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a "Book-Entry Confirmation") of the Old Notes into the exchange Agent's account at The Depository Trust Company prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Old Notes that the holder has received and has agreed to be bound by the Letter of Transmittal.

         If a registered holder of Old Notes wishes to tender the Old Notes in the Exchange Offer, but (a) the certificates for the Old Notes are not immediately available, (b) time will not permit the certificates for the Old Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Old Notes may be effected by following the Guaranteed Delivery Procedures described in the Prospectus under the caption "The Exchange Offer-Guaranteed Delivery Procedures."

         Anadarko Finance will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. Anadarko Finance will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes in the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to The Bank of New York, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                Very truly yours,


                                ANADARKO FINANCE COMPANY



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ANADARKO FINANCE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures


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